UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 9, 2007
Universal Biosensors, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	000-52607 (Commission File Number)	98-0424072 (I.R.S. Employer Identification Number)

1 Corporate Avenue, Rowville, 3178, Victoria Australia (Address of Principal Executive Offices)	Not Applicable (Zip Code)
+61 3 9213 9000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
     On November 9, 2007, Universal Biosensors, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wilson HTM Corporate Finance Limited (the “Underwriter”) relating to the renounceable entitlement offer of 28.5 million ordinary shares in the capital of the Company on a 2 for 9 basis to certain qualified institutional and accredited investors in the United States and the Company’s current shareholders residing in Australia and New Zealand. Such offering to U.S. investors is being made pursuant to an exemption from prior registration under Section 5 of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act and such offering to shareholders in Australia and New Zealand is being made in reliance on Regulation S under the Act.
     The Underwriting Agreement contains customary representations, warranties, conditions to closing, indemnification and obligations of the parties. The Company has also agreed to indemnify the Underwriter against certain liabilities, including civil liabilities arising out of or in connection with investigations conducted by the Australian Securities and Investments Commission or other regulatory body. The terms of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Form 8-K, are incorporated herein by reference.
     The Underwriter performs and has performed commercial and investment banking and advisory services for the Company from time to time for which it receives and has received customary fees and expenses. Such past services include serving as the underwriter for the Company’s initial public offering in Australia in December 2006. The Underwriter may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of business for which it will receive fees and expenses.
Item 9.01 Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement for Renounceable Entitlement Offer of Shares Relating to Universal Biosensors, Inc., dated November 9, 2007, among Universal Biosensors, Inc. and Wilson HTM Corporate Finance Limited.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOSENSORS, INC.
Date: November 16, 2007	By:	/s/ Salesh Balak
		Name:	Salesh Balak
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement for Renounceable Entitlement Offer of Shares Relating to Universal Biosensors, Inc., dated November 9, 2007, among Universal Biosensors, Inc. and Wilson HTM Corporate Finance Limited